UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 6, 2010
Hanesbrands Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32891 (Commission File Number)	20-3552316 (IRS Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, NC (Address of principal executive offices)		27105 (Zip Code)
Registrant’s telephone number, including area code: (336) 519-8080
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On December 6, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Hanesbrands Inc. (“Hanesbrands”) granted long-term incentive compensation awards (“LTIP Awards”) for 2011 under the Hanesbrands Inc. Omnibus Incentive Plan of 2006 to the named executive officers of Hanesbrands. For 2011, the portion of each named executive officer’s LTIP Award comprised of a performance award (a “PSCA”) increased from 20% to 40% as compared with 2010 LTIP Awards and the PSCA was expanded to include a portion payable in stock. The stock portion of the PSCA, which comprises half the value of the 2011 PSCA, will vest three years after the grant date. The number of shares of common stock that will be received upon vesting of this stock award will range from 0% to 200% of the number of units granted based on Hanesbrands’ achievement in 2011 of certain performance targets based on growth in sales and earnings per share. Hanesbrands’ named executive officers were granted PSCA stock awards consisting of the following numbers of units: Richard A. Noll, 33,873 units; E. Lee Wyatt Jr., 9,661 units; Gerald W. Evans, Jr., 9,661 units; William J. Nictakis, 9,661 units; and Kevin W. Oliver, 5,574 units. In connection with expanding the PSCA to include a portion payable in stock, the Committee adopted a form of grant notice and agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit 10.1	Form of Performance Stock and Cash Award — Stock Component Grant Notice and Agreement under the Hanesbrands Inc. Omnibus Incentive Plan of 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 10, 2010	HANESBRANDS INC.
	By:	/s/ E. Lee Wyatt Jr.
E. Lee Wyatt Jr.
Executive Vice President, Chief Financial Officer

Exhibits

10.1	Form of Performance Stock and Cash Award — Stock Component Grant Notice and Agreement under the Hanesbrands Inc. Omnibus Incentive Plan of 2006.